                                                                    EXHIBIT 99.1


[CHARTER COMMUNICATIONS LOGO]

FOR IMMEDIATE RELEASE

            CHARTER COMMUNICATIONS, INC. ANNOUNCES FIRST QUARTER 2000
                                FINANCIAL RESULTS

ST. LOUIS, MO - May 3, 2000 - Charter Communications, Inc. (Nasdaq: CHTR) today announced financial results for the three months ended March 31, 2000. Pro forma for the acquisition of Bresnan Communications in February 2000, revenues were $759.3 million and operating cash flow after deducting corporate overhead was $352.0 million for the first quarter of 2000. As of March 31, 2000, Charter served 6,152,000 basic cable customers, an increase of 1.7% compared to the pro forma customer level of 6,050,500 at March 31, 1999. In addition, for those cable systems owned or managed by Charter during the first quarter of both 2000 and 1999, revenues and operating cash flow grew 10.2% and 13.7%, respectively, and internal customer growth was 2.4% over the year-ago period.

"I am pleased to report that Charter Communications continued to successfully integrate the cable systems we acquired last year, as evidenced by our 10.8% growth in pro forma operating cash flow for the first quarter of 2000. As we merge these properties into our regional operating structure, we are already realizing the synergies that we had originally envisioned," said Jerald L. Kent, President and CEO of Charter. "We have closed on all major acquisitions and are very encouraged by our `Charterizing' of these properties. At this point, we are extremely confident that there are no significant obstacles that stand in our way of generating outstanding operating results for the year, and we expect an acceleration in our rate of operating cash flow growth for the balance of the year."

"We continued to aggressively roll out advanced services. As of March 31, 2000, we had approximately 225,000 digital customers and approximately 123,000 data customers. With an installed universe of 266,500 digital converters, we continue to see digital revenue per household of approximately $20 per month. The demand for our digital tier of service temporarily exceeded the ability of our vendors to supply equipment, but we have been assured that we will receive adequate supply in order to exceed our announced year 2000 goal of averaging 10,000 new digital customers per week by at least 20%. Strong customer demand for these services was a key factor in our decision to accelerate our previously announced rebuild schedule. We expect to accelerate our rebuild program by almost a full year. This will result in approximately 70% of our customers being served by cable plant with bandwidth capacity of 550 MHz or greater, with 60% of our customers at 750 MHz or greater, by the end of 2000. We believe this positions Charter on a comparable level with other large cable operators," said Kent.


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                                                                     Page 2 of 9


Charter's architecture for its state-of-the-art broadband network incorporates a maximum node size of 500 homes, which currently averages approximately 380 homes per node. Charter is also installing six strands of fiber-optic cable to each node, with two strands activated and four strands available for future use. This enables the company to segment to 60 home nodes by utilizing dense wavelength division multiplexing technology.

"Our three primary objectives for 2000 are integrating the acquired systems, upgrading our cable systems, and rolling out advanced services to our customers. Thus far, we are on track to achieve all three objectives," said Kent. "We continue to be confident in our ability to meet or exceed the analysts' current expectations for cash flow growth and customer growth for advanced services."


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                                                                     Page 3 of 9


OPERATING RESULTS FOR THE FIRST QUARTER

The following presents the actual results of Charter Communications, Inc. for the three months ended March 31, 2000, reflecting the operating results of Bresnan Communications subsequent to its acquisition on February 14, 2000. Comparisons of current period operating results to the first quarter of 1999 are not meaningful.

STATEMENT OF OPERATIONS (Unaudited)


For the Three Months Ended March 31, 2000                          Actual
                                                                   ------
(Dollar amounts in thousands, except share data)
Revenues:
    Basic                                                         $     524,547
    Premium                                                              55,773
    Pay-per-view                                                          7,231
    Advertising sales                                                    33,278
    Digital                                                               9,196
    Data                                                                  9,712
    Other                                                                81,867
                                                                  -------------
        Total revenues                                                  721,604
Operating Expenses:                                               =============
    Programming                                                         164,825
    General and administrative                                          125,292
    Service                                                              47,091
    Marketing                                                            11,693
    Other                                                                22,868
    Corporate expense charges                                            12,508
                                                                  -------------
        Total operating expenses                                        384,277
                                                                  =============
           Operating cash flow                                          337,327
Depreciation                                                           (252,876)
Amortization                                                           (293,224)
Option compensation expense                                             (15,500)
Interest, net                                                          (225,479)
Other, net                                                                  132
                                                                  -------------
           Loss before minority interest                               (449,620)
                                                                  -------------
Minority Interest in Loss of Subsidiary                                 268,906
                                                                  -------------
           Net loss                                               $    (180,714)
                                                                  =============

Basic and Diluted Loss per Common Share                           $       (0.81)
                                                                  =============

Weighted average shares outstanding                                 221,917,083
                                                                  =============


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                                                                     Page 4 of 9

The following pro forma balance sheet and operating data as of December 31, 1999 reflect the Bresnan acquisition and the issuance of senior notes on January 12, 2000 as if these transactions had occurred as of December 31, 1999.

BALANCE SHEET DATA (Unaudited)

                                                     Actual                    Pro Forma
                                                 March 31, 2000            December 31, 1999
                                                 --------------            -----------------
                                                        (Dollar amounts in thousands)

Total Assets                                         $21,781,701                   $22,045,909
Long-Term Debt                                        11,154,423                    11,025,460
Minority Interest                                      4,920,136                     5,242,533
Redeemable Securities                                  1,846,176                     1,846,176
Shareholders' Equity                                   2,955,143                     3,068,722



OPERATING DATA (Unaudited)


                                                     Actual                    Pro Forma
                                                 March 31, 2000            December 31, 1999
                                                 --------------            -----------------
Homes Passed                                           9,895,400                     9,852,800
Basic Customers                                        6,152,000                     6,138,200
Basic Penetration                                          62.2%                         62.3%
Premium Subscriptions                                  3,088,000                     3,144,400
Digital Video Customers                                  224,700                       155,400
Digital Converters Deployed                              266,500                       176,600
Data Customers                                           122,900                        84,400

PRO FORMA OPERATING RESULTS FOR THE FIRST QUARTER

The following pro forma results for the three months ended March 31, 2000 reflect the acquisition of Bresnan Communications in February 2000. The pro forma results for the three months ended March 31, 1999 reflect the merger of Marcus Cable systems, the eleven acquisitions of cable systems completed during 1999, and the Bresnan acquisition in February 2000. The pro forma results assume that all transactions had occurred on January 1, 1999.

STATEMENT OF OPERATIONS (Unaudited)


                                       Pro Forma          Pro Forma      Percent
For the Three Months Ended March 31,     2000                1999       Variance
                                         -----               ----       --------
                                       (Dollar amounts in thousands)

Revenues:
    Basic                                   $552,500        $528,355
    Premium                                   58,737          58,112
    Pay-per-view                               7,600          13,014
    Advertising sales                         35,622          22,692
    Digital                                    9,901           1,309
    Data                                      11,352           4,984
    Other                                     83,552          82,724
                                            --------        --------
        Total revenues                       759,264         711,190         6.8%
                                            ========        ========
Operating Expenses:
    Programming                              174,222         164,348
    General and administrative               130,825         120,521
    Service                                   51,763          43,826
    Marketing                                 12,316          10,957
    Other                                     24,095          25,565
    Corporate expense charges                 14,062          28,265
                                            --------        --------
        Total operating expenses             407,283         393,482         3.5%
                                            --------        --------
             Operating cash flow            $351,981        $317,708        10.8%
                                            ========        ========



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                                                                     Page 6 of 9


COMPARABLE OPERATING RESULTS FOR THE FIRST QUARTER

The following information presents operating results and data for the first quarter of 2000 as compared to the first quarter of 1999 for the cable systems owned or managed by Charter as of January 1, 1999.

STATEMENT OF OPERATIONS (Unaudited)

                                                                                                            Percent
For the Three Months Ended March 31,                                 2000                      1999         Variance
                                                                     ----                      ----         --------
                                                                     (Dollar amounts in thousands)
Revenues:
      Basic                                                            $ 205,895               $ 188,164
      Premium                                                             24,107                  24,405
      Pay-per-view                                                         3,490                   7,243
      Advertising sales                                                   15,510                   9,993
      Digital                                                              4,276                     261
      Data                                                                 3,441                   1,082
      Other                                                               38,688                  37,015
         Total revenues                                                ---------               ---------
                                                                         295,407                 268,163        10.2%
                                                                       =========               =========
Operating Expenses:
      Programming                                                         66,600                  63,510
      General and administrative                                          51,282                  47,630
      Service                                                             18,425                  18,589
      Marketing                                                            5,349                   6,737
      Other                                                                9,748                   5,084
                                                                       ---------               ---------
         Total operating expenses                                        151,404                 141,550         7.0%
                                                                       ---------               ---------
            Operating cash flow                                        $ 144,003               $ 126,613        13.7%
                                                                       =========               =========



OPERATING DATA (Unaudited)

                                                                                                              Percent
                                                         March 31, 2000              March 31, 1999           Variance
                                                         --------------              --------------           --------
Homes Passed                                                    3,878,900                   3,805,200
Basic Customers *                                               2,254,100                   2,202,200              2.4%
Basic Penetration                                                   58.1%                       57.9%
Premium Subscriptions                                           1,365,600                   1,280,200              6.7%
Digital Video Customers                                           117,300                       2,800
Data Customers                                                     38,700                       6,900
Average Monthly Revenue
      per Customer                                                 $43.68                      $40.59              7.6%

* December 31, 1999 pro forma customers were 2,244,000 after transfer of a certain Indiana cable system to complete the InterMedia exchange in March 2000.

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                                                                     Page 7 of 9

Revenues increased by $27.2 million or 10.2% when comparing the revenues for the three months ended March 31, 2000 to the results for the comparable systems for the three months ended March 31, 1999. This increase is due to a net gain of approximately 51,900 or 2.4% basic customers between quarters and retail rate increases implemented in certain of the Company's systems. Pay-per-view revenues decreased as a result of fewer special events in the first quarter of 2000. Advertising revenues increased 55.2% as a result of launching advertising in new markets and increasing the number of cable channels on which advertising is sold.

Total operating expenses increased approximately $9.9 million or 7.0% when comparing the operating expenses for the quarter ended March 31, 2000 to the results for the same systems for the quarter ended March 31, 1999. This increase is primarily due to increases in license fees paid for programming as a result of additional subscribers, new channels launched and increases in the rates paid for programming services. The Company believes that the increases in programming expense are consistent with industry-wide increases.

The Company experienced growth in operating cash flow of approximately $17.4 million or 13.7% when comparing operating cash flow for the quarter ended March 31, 2000 to the results for the same systems for the quarter ended March 31, 1999. Operating cash flow margin increased from 47.2% to 48.7% when comparing the similar periods.

NEW PRODUCTS AND SERVICES

Charter currently offers its customers a full array of traditional cable television services and we have begun to offer advanced high bandwidth services such as digital video and high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services.

Charter is in the process of introducing a variety of new or expanded products and services beyond the traditional offerings of analog television programming for the benefit of both our residential and commercial customers. These new products and services are as follows:

          -    Digital television and its related enhancements;
          -    High-speed Internet access via cable modems;
          -    Internet access through dial-up telephone modems;
          -    Internet access through television-based service; and
          -    Interactive programming.


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                                                                     Page 8 of 9


The following statistics for December 31, 1999 are pro forma for the Bresnan acquisition completed in February 2000.



                                                            Actual                    Pro Forma
                                                        March 31, 2000            December 31, 1999
                                                        --------------            -----------------
DIGITAL VIDEO
-------------
Homes Passed                                                    4,808,300                 4,675,000
Digital Customers                                                 224,700                   155,400
Digital Penetration                                                  4.7%                      3.3%

DATA
----
Homes Passed                                                    5,081,300                 4,422,000
Data Customers                                                    122,900                    84,400
Penetration                                                          2.4%                      1.9%

TELEVISION-BASED INTERNET ACCESS
--------------------------------
Homes Passed                                                      429,000                   429,000
Customers                                                           7,300                     7,100
Penetration                                                          1.7%                      1.7%


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Charter Communications' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the reports and documents the company files from time to time with the U.S.
Securities and Exchange Commission.

Charter Communications (Nasdaq: CHTR) is a Wired World(TM) company offering a full range of traditional cable television services. The Company has also begun to offer services including digital cable television, high-speed Internet access and television-based Internet access and is introducing interactive video programming. All of these services are important steps toward the realization of the Wired World vision where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. Charter is the fourth largest operator of cable television systems in the United States.


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For more information about Charter Communications, Inc., visit the Company's web site at http://www.chartercom.com.

                                      # # #

                    For further information, please contact:

Analysts and Investors:                  Media:
Ralph G. Kelly                           Anita Lamont
Senior Vice President - Treasurer        Director of Communications
314-543-2388                             314-543-2215
rkelly@chartercom.com                    alamont@chartercom.com